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                                   EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK


(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA )           THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                 JUNE 30, 2000                   JUNE 30, 2000
                                                            -----------------------          ----------------------
Average shares outstanding - Basic                                    35.2                             35.3

Effect of dilutive securities:
    Stock options                                                      0.0                              0.0
                                                            -----------------------          ----------------------
Average share outstanding - Assuming dilution                         35.2                             35.3
                                                            =======================          ======================

Net income                                                            19.3                             22.9

Earnings per share
    Basic                                                             $0.55                            $0.65
    Dilutive                                                          $0.55                            $0.65